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                                                                    EXHIBIT 3.1

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                           CCPC HOLDING COMPANY, INC.
                                    * * * * *

      CCPC Holding Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

      The amendment of the Corporation's Restated Certificate of Incorporation set forth in the following resolutions was approved by Unanimous Written Consent of the Board of Directors of the Corporation in accordance with the provisions of Section 242(b) (1) of the General Corporation Law of the State of Delaware and by Written Consent of the stockholders of the Corporation in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware:


      RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by striking the First Item of Article II in its entirety and substituting therefor:

      FIRST:  The name of the Corporation is: WKI Holding Company, Inc.

      RESOLVED, FURTHER, that this Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation shall be effective February 10, 2000.

      The undersigned, being the Secretary of the Corporation, does make this Certificate, hereby declaring and certifying that the facts herein stated are true; and accordingly has hereunto set his hand and seal this 31st day of July, 2000.


                                                       /s/ Raymond J. Kulla
                                                       -------------------------
                                                           By:  Raymond J. Kulla
                                                                       Secretary